Exhibit 10.08

CLASS A COMMON STOCK PURCHASE AGREEMENT

THIS CLASS A COMMON STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of September 6, 2017 by and among ACM Research, Inc. (“ACM”), Ninebell Co., Ltd. (“Ninebell”) and Moon-Soo Choi (“Shareholder”). Certain definitions are used with the meanings ascribed to them in Section 1.

RECITALS

A. Ninebell is a valued supplier of robotic systems to ACM Research (Shanghai), Inc., a subsidiary of ACM, for use in the manufacture of semiconductor fabrication equipment, and ACM Research (Shanghai), Inc. is a valued customer of Ninebell.

B. In order to support and build upon their existing relationship, ACM and Ninebell desire to enter into arrangements under which each will purchase equity securities of the other.

C. Pursuant and subject to the terms and conditions of this Agreement, ACM proposes to sell, and Ninebell proposes to purchase, a total of 400,000 shares (the “Shares”) of ACM’s Class A Common Stock for US$1,000,000.

D. Contemporaneously herewith, the parties are entering into an Ordinary Stock Purchase Agreement (the “Corollary Agreement”) pursuant to which, among other things, Ninebell proposes to sell, and ACM proposes to purchase, a total of 20,000 of Ninebell’s Ordinary Shares for US$1,200,000.

In consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Defined Terms Used in this Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

1.1 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.2 “Encumbrance” means any lien, hypothecation, pledge, mortgage, security interest, charge, claim, encumbrance, option, voting trust, proxy and other arrangement or restriction of any kind or nature.

1.3 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

1.4 “Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in to and under any of the foregoing, and any and all such cases that are owned or used by ACM in the conduct of its business as now conducted.

1.5 “MAE” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of ACM.

1.6 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.7 “Securities Act” means the U.S. Securities Act of 1933.

2. Follow-On Closing. Upon the terms and subject to the conditions of this Agreement, at a closing (the “Follow-On Closing”) to be held on a date mutually agreed upon by the parties, but in no event later than seven days following the date of the Closing held pursuant ot the Corollary Agreement:

(a)	Ninebell shall deliver to ACM a payment of US$1,000,000 by wire transfer of immediately available funds to an account designated by ACM at least two days prior to the Follow-On Closing;

(b)	ACM shall issue and deliver to Ninebell a certificate, duly endorsed to the order of Ninebell and representing the Shares, which shares shall be fully paid, non-assessable, and free and clear of all Encumbrances; and

(c)	Ninebell shall enter into a Lock-Up agreement in the form presented to Ninebell by ACM prior to the date hereof.

3. Representations and Warranties of ACM. ACM hereby represents and warrants to Ninebell and Shareholder as follows:

3.1 Organization and Good Standing. ACM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ACM has all requisite corporate (or similar) power and authority to carry on its business as presently conducted and as proposed to be conducted.

3.2 Authorization. All corporate action required to be taken to authorize ACM to enter into and perform this Agreement, including the issuance of the Shares, has been taken. This Agreement constitutes a valid and legally binding obligation of ACM, enforceable against ACM in accordance with its terms except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.3 Capitalization.

(a) As of September 6, 2017, the capital stock of ACM consisted of three classes, each having a par value of US$0.0001 per share, as follows:

(i)	100,000,000 shares were designated as Class A Common Stock, of which 7,904,820 shares were issued and outstanding;

(ii)	7,303,533 shares were designated as Class B Common Stock, of which 7,229,148 shares were issued and outstanding; and

(iii)

22,797,996 shares of Preferred Stock, of which (a) 385,000 shares were designated as Series A Preferred Stock, all of which were issued and outstanding; (b) 1,572,000 shares were designated as Series B Preferred Stock, all of which were issued and outstanding; (c) 1,400,000 shares were designated as Series C Preferred Stock, 1,360,962 shares of which were issued and outstanding; (d) 4,800,000 shares were designated as Series D Preferred Stock, 1,326,642 shares of which were issued and outstanding, (e) 10,718,530 shares were designated as Series E Preferred Stock, 4,998,508 of which were issued or outstanding; and (e) 6,000,000 shares were designated as Series F Preferred Stock, 3,663,254 shares of which were issued and outstanding.

Each share of Series A Preferred Stock, Series B Preferred Stock and Series F Preferred Stock is convertible into 1.0000 shares of Class A Common Stock, (B) each share of Series C Preferred Stock is convertible into 1.0631 shares of Class A Common Stock, and (C) each share of Series D Preferred Stock is convertible into 1.3686 shares of Class A Common Stock. All of the outstanding shares of capital stock have been duly authorized and are fully paid and non-assessable. True and complete copies of the certificate of incorporation and the bylaws of ACM, each as currently in effect, have been provided to Ninebell.

(b) As of September 6, 2017, options to purchase a total of 10,228,062 shares of Class A Common Stock had been granted by ACM and were outstanding, and an additional 2,116,278 shares of Class A Common Stock had been reserved, and were available for issuance, under ACM’s 2016 Omnibus Incentive Plan, a true and complete copy of which has been provided to Ninebell.

(c) As of September 6, 2017, there were no outstanding options, warrants or rights (including conversion or preemptive rights and rights of first refusal or similar rights) to purchase or acquire from ACM any shares of Class A Common Stock, Class B Common Stock or Preferred Stock, or any securities convertible into or exchangeable for shares of Class A Common Stock, Class B Common Stock or Preferred Stock, except for (i) the conversion privileges of Class B Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, (ii) the options described in Section 3.3(b), and (iii) a Warrant to Purchase Class A Common Stock dated March 14, 2017 exercisable to acquire a total of 1,192,504 shares of Class A Common Stock at a purchase price of US$2.50 per share (subject to adjustment as provided therein).

(d) When issued and delivered in accordance with the terms of this Agreement, the Shares will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under applicable U.S. federal, state and other securities laws and other restrictions created by or imposed by this Agreement.

3.4 Governmental Consents and Filings. Assuming the accuracy of the representations made by Shareholder and Ninebell in Section 4, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any U.S. federal, state or local governmental authority is required on the part of ACM in connection with the issuance of the Shares, except for filings pursuant to Regulation D of the Securities Act, which will be made by ACM in a timely manner.

3.5 Compliance with Other Instruments. ACM is not in violation or default (a) of any provision of its certificate of incorporation or bylaws, (b) of any instrument, judgment, order, writ or decree, (c) under any note, indenture or mortgage, or (d) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or, to its knowledge, of any provision of U.S. or Korean federal or state statute, rule or regulation applicable to ACM, the violation of which would have an MAE. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event that results in the creation of any lien, charge or encumbrance upon any assets of ACM or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to ACM.

3.6 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of ACM, threatened against or by ACM that (a) would have an MAE or (b) challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

3.7 Intellectual Property. ACM owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all Intellectual Property without any known conflict with, or infringement of, the rights of others. To the knowledge of ACM, no product marketed or sold (or proposed to be marketed or sold) by ACM violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to Intellectual Property, nor is ACM bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. For purposes of this Section 3.7, ACM shall be deemed to have “knowledge” of a patent right if ACM has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to U.S. patent laws.

3.8 Permits. ACM has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could have an MAE. ACM is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

4. Representations and Warranties of Ninebell. Ninebell and Shareholder hereby severally represent and warrant to ACM as follows:

4.1 Organization and Good Standing. Ninebell is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Korea. Ninebell has all requisite corporate (or similar) power and authority to carry on its business as presently conducted and as proposed to be conducted.

4.2 Authorization. All corporate action required to be taken to authorize Ninebell to enter into and perform this Agreement has been taken. This Agreement constitutes a valid and legally binding obligation of each of Ninebell and Shareholder, enforceable against each of Ninebell and Shareholder in accordance with its terms except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.3 Governmental Consents and Filings. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any national, provincial or local governmental authority of the Republic of Korea is required on the part of Ninebell or Shareholder in connection with the consummation of the transactions contemplated by this Agreement, except for such other actions as have been timely taken by Ninebell or Shareholder prior to the date hereof.

4.4 Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event that results in the creation of any lien, charge or encumbrance upon any assets of Ninebell or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to Ninebell.

4.5 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Ninebell or Shareholder, threatened against or by Ninebell or Shareholder that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

4.6 Securities Matters Regarding Shares.

(a) Ninebell has had an opportunity to discuss with ACM’s management the business, management and financial affairs of ACM and the terms and conditions of the offering of the Shares. The foregoing, however, does not limit or modify the representations and warranties of ACM in Section 3 or the right of Ninebell or Shareholder to rely thereon.

(b) Ninebell understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of such Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Ninebell’s representations as expressed in this Section 4.6. Ninebell understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to those laws, Ninebell must hold the Shares indefinitely unless they are registered with the U.S. Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available, including a transfer outside of the United States in an offshore transaction in compliance with Rule 904 under the Securities Act (if applicable). Ninebell acknowledges that ACM has no obligation to register or qualify for resale the Shares. Ninebell further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including the time and manner of sale, the holding period for the Shares, and on requirements relating to ACM that are outside of Ninebell’s control and that ACM is under no obligation, and may not be able, to satisfy.

(c) Ninebell understands that no public market now exists for the Shares and that ACM has made no assurances that a public market will ever exist for the Shares, and that the Shares may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except as set forth herein.

(d) Ninebell understands that the certificate for the Shares may be notated with the following legend, together with any other legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended:

“THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933. THESE SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION OF THE U.S. SECURITIES ACT OF 1933.”

(e) Ninebell (i) is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and (ii) is not a U.S. person as defined in Regulation S under the Securities Act and the Shares have not been offered or sold within the United States as defined under the Securities Act. At the time of the origination of discussion regarding the offer and sale of the Shares and the date of the execution and delivery of this Agreement, Ninebell was at all times outside of the United States. Ninebell has satisfied itself as to the full observance of the laws of the Republic of Korea in connection with any invitation to receive the Shares or any use of this Agreement, including (A) the legal requirements within the Republic of Korea for the purchase of the Shares, (B) any governmental or other consents that may need to be obtained, (C) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares, and (D) Ninebell’s receipt and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Republic of Korea.

(f) Ninebell has not either directly or indirectly engaged in any general solicitation or published any advertisement in connection with the offering and issuance of the Shares.

5. Miscellaneous.

5.1 Expenses and Taxes. Each party is responsible for all of its own expenses incurred in connection with this Agreement, including all applicable taxes.

5.2 Survival. Unless otherwise set forth in this Agreement, the representations and warranties of each party contained in this Agreement shall survive the execution and delivery of this Agreement and the Follow-On Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the other parties.

5.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.4 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware.

5.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.7 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt and: (a) personal delivery to the party to be notified; (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day; (c) ten days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two of the recipient’s business days after deposit with an internationally recognized courier, freight prepaid, specifying one- or two-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 5.7. If notice is given to ACM, a copy shall also be sent to Mark L. Johnson at K&L Gates LLP, State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

5.8 Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

5.9 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

5.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to a party under this Agreement, upon any breach or default of another party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of a party of any breach or default under this Agreement, or any waiver on the part of a party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to a party, shall be cumulative and not alternative.

5.12 Entire Agreement. This Agreement, including the Lock-Up Agreement delivered pursuant to Section 2(c), and the Corollary Agreement constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof and thereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties, including the Share Exchange Agreement dated as of March 23, 2017 and the Share Exchange Agreement dated as of August 22, 2017 among the parties, are expressly canceled.

5.13 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of California and to the jurisdiction of the U.S. District Court for the Northern District of California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of California or the U.S. District Court for the Northern District of California, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE SHARES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE

SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ACM RESEARCH, INC.

By:	/s/ David H. Wang
David H. Wang
Chief Executive Officer and President
Address: 42307 Osgood Road, Suite I Fremont, CA 94539 USA

NINEBELL CO., LTD.

By:	/s/ Moon-Soo Choi
Moon-Soo Choi
Chief Executive Officer
Address: C-104, Bundang Technopark 145 Yatap-Dong, Bundang-Gu Seongnam-Si Gyeonggi-Do, Korea, 463-760

MOON-SOO CHOI

/s/ Moon-Soo Choi
Address:	C-104, Bundang Technopark 145 Yatap-Dong, Bundang-Gu Seongnam-Si Gyeonggi-Do, Korea, 463-760